SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2009

Health Enhancement Products, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(480) 385-3800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .

Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .

Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

On September 8, 2009, Peter Vitulli was appointed interim CEO of the Registrant and HEPI Pharmaceuticals, Inc., its wholly owned subsidiary, in each case for a three month term.  Mr. Vitulli’ term as interim CEO expired on December 8, 2009, without the Registrant (or its wholly owned subsidiary) and Mr. Vitulli reaching agreement as to the terms of his employment agreement going forward.  Accordingly, effective December 8, 2009, Mr. Vitulli ceased to be the CEO of the Registrant and its wholly owned subsidiary.

Effective immediately Janet Crance, currently a director, Chief Accounting and Chief Administrative Officer of each such company, will oversee day-to-day operations on a part time basis in her capacity as Chief Administrative Officer of both companies.   Ms. Crance will receive $1,500 per week as compensation for her services.

Ms. Crance has served as Chief Accounting Officer of HEPI Pharmaceuticals, Inc. since inception, was appointed as a director on May 31, 2007 and became Chief Administrative Officer in September, 2007.  For more than the past five years, Ms. Crance has been a professional accountant.   She also has served as Chief Accounting Officer of the Registrant since June 22, 2005 and was appointed as a director on November 30, 2006 and as Chief Administrative Officer in September, 2007.

Ms. Crance has over 31 years experience in the field of accounting, including both the public and private sectors.  She has been a Certified Public Accountant for sixteen years.  Professional affiliations include the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.  She has served for two years as the President of the Central Chapter of the Arizona Society, which includes the greater Phoenix area.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2009	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/Janet L. Crance
Janet L. Crance, Chief Administrative Officer